EXHIBIT 4.4
AMENDED & RESTATED
BY-LAWS
of
URS DISTRICT SERVICES, P.C.
ARTICLE I
Offices
Section 1. Principal Office. The principal office of the Corporation shall be located at the City of Washington, D.C. The Corporation may also have offices at such other places as the Board of Directors may from time to time appoint or the business of the Corporation may require.
ARTICLE II
Stockholders Meetings
Section 1. Annual Meeting of Stockholders. The Annual Meeting of the Stockholders of the Corporation shall be held at its principal office in Washington, D.C., on the first Tuesday in February in each year, commencing with the year 1997, at which Meeting the Stockholders shall elect, by a plurality vote, a Board of Directors and transact such other business as may properly be brought before the Meeting.
It shall be the duty of the Secretary to cause a written notice of each Annual Meeting to be mailed to each of the Stockholders of record of the Corporation, such notice to be directed to each Stockholder at his last known post office address at least ten days immediately preceding said Meeting. Nevertheless, failure to mail such notice or any irregularity in the same shall not affect the validity of any such Meeting.
Section 2. Special Meeting of the Stockholders. Special Meetings of the Stockholders may be called at the office of the Corporation or elsewhere upon the request, in writing, or the vote of a majority of the Board of Directors, or upon the demand in writing, of Stockholders of record owning a majority of the entire issued and outstanding common capital stock of the Corporation. A notice indicating briefly the object or objects of such Special Meeting shall be mailed to each Stockholder of record at his last known post office address at least five days prior to the date of such Meeting.
Nevertheless, if all the Stockholders shall waive notice of a Special Meeting, no notice of such Meeting shall be required, and whenever all the Stockholders shall meet in person or by proxy, such Meeting shall be called for all purposes without call or notice, and at such Meeting any corporate action may be taken.
Section 3. Quorum at Stockholders Meetings. At any Meeting of the Stockholders, the holders of a majority of all the shares of record of the common capital stock of the Corporation present in person or represented by proxy shall constitute a quorum of the Stockholders for all purposes. If the holders of the amount of stock necessary to constitute a quorum shall fail to attend in person or by proxy at the time and place fixed by these By-Laws for an Annual Meeting or fixed by notice as above provided for a Special Meeting, then a majority interest of the Stockholders present in person or represented by proxy may adjourn such meeting from time to time without notice other than by announcement at the Meeting, until holders of the amount of stock requisite to constitute a quorum shall attend. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the Meeting for which notice was originally given.
Section 4. Voting at Stockholders Meetings. At each Meeting of the Stockholders every Stockholder of record, except as herein provided, shall be entitled to vote, in person or by proxy appointed by instrument in writing subscribed by such Stockholder or by his duly authorized attorney, and he shall have one (1) vote for each share of stock standing registered in his name at the time of the closing of the transfer books for such Meeting.
Only the persons in whose names shares of stock stand registered on the books of the Corporation at the time of the closing of the transfer books for such Meeting shall be entitled to vote in person or by proxy on the shares so standing in their names.
ARTICLE III
Board of Directors
Section 1. Directors – Number and Term of Office. The property and business of the Corporation shall, at all times, be managed and controlled by a Board of not less than two Directors. Directors shall not be required to be Stockholders of the Corporation.
The Directors shall hold office until their successors are elected and have qualified. If the office of any Director becomes or is vacant by reason of death, resignation, disqualification or otherwise, the Stockholders shall elect a successor who shall hold office for the unexpired term and until his successor is elected and has qualified.
Section 2. Meetings of Directors. The Board of Directors elected at any Meeting of the Stockholders shall meet at the principal office of the Corporation in Washington, D.C., immediately after the adjournment of such Annual Meeting and elect Officers of the Corporation for the ensuing year.
Regular Meetings of the Directors may be held at such time and place as may be fixed by resolution of the Board.
Special Meetings of the Board of Directors may be called by the Chairman of the Board on three days’ notice mailed to each Director or delivered to him personally or left at his residence or usual place of business, or such Special Meetings may be called in like manner upon the written request of such number of Directors as is necessary to constitute a quorum of the Board.
Special Meetings of the Board of Directors may be held by means of telephone conferences or equipment of similar communications by means of which all Directors participating in the Meeting can hear each other. Participating in a Meeting by telephone or similar communications equipment shall constitute presence in person at the Special Meeting, except where a Director participating in a meeting for the sole purpose of objecting to the transaction of any business on the grounds that the Special Meeting is not lawfully convened or called.
Nevertheless, if all of the Directors shall waive notice of a Special Meeting, no notice of such Meeting shall be required, and whenever all of the Directors shall assemble for the purpose of holding a Special Meeting of the Board of Directors, such Meeting shall be called for all purposes without call or notice and at such meeting any corporate action may be taken.
A majority of Directors shall be necessary to constitute a quorum for the transaction of business.
Section 3. Vacancies on the Board. A resignation from the Board of Directors shall be deemed to take effect upon its receipt by the Secretary, unless some other time is specified therein. In case of any vacancy on the Board of Directors, through death, resignation, disqualification, or other cause deemed sufficient by the Board, the remaining Directors, though less than a majority of the whole Board, by affirmative vote of a majority of those present at any duly convened meeting may, except as hereinafter provided, elect a successor to hold office for the unexpired portion of the term of the Director whose place shall be vacant, and until the election and qualification of a successor.
Section 4. Compensation. Directors, as such, shall not receive any stated salary for their services but, on resolution of the Board, a fixed sum for expenses of attendance, if any, may be allowed for attendance at each Meeting, regular or special, provided that nothing herein contained shall be construed to preclude any Director from serving the Corporation in any other capacity and receiving compensation therefore. Members of either executive or special committees may be allowed such compensation as the Board of Directors determine for attending committee meetings.
ARTICLE IV
Officers
Section 1. Executive Officers. The Executive Officers of this Corporation shall consist of a President, Vice President, Secretary and Treasurer. Executive Officers shall not be required to be Stockholders of the Corporation.
The Board of Directors shall elect one of their number to be President and shall elect one or more Vice Presidents, a Secretary and a Treasurer, and any Assistant Treasurers and/or Assistant Secretaries as the Board may deem advisable. The same person may hold any two or more such offices, except that the offices of President and Vice President shall not be held by the same person. In its discretion, the Board of Directors, by a vote of the majority thereof, may leave unfilled for any period as may be fixed by resolution, any office except those of President and Treasurer.
The Board of Directors may also appoint such other officers or agents as they shall deem necessary, who shall have such authority and shall perform such duties as from time to time may be prescribed by the Chairman of the Board.
Section 2. Powers and Duties of President The President may ,whenever designated by t e Board of Directors, with the Secretary or Treasurer, sign and execute in the name of the Corporation, all contracts, agreements and other obligations of the Corporation and all certificates of the shares of capital stock of the Corporation.
The President shall do and perform such other duties as from time to time may be assigned to him by the Board of Directors, and shall in all cases be subject to the control and direction of the Board of Directors.
Section 4. Powers and Duties of the Vice President. In the absence or disability of the President, the Vice President, whenever designated by the Board of Directors, shall have all the powers and be subject to all the duties of the President so long as such absence or disability continues. The Vice President shall have such powers and duties as may from time to time be conferred on him by the Board of Directors, and shall in all cases be subject to the control and direction of the Board of Directors.
Section 5. Powers and Duties of the Treasurer. The Treasurer shall have the custody of all the funds of the Corporation and shall deposit the same to the credit of the Corporation in such bank or banks as the Board of Directors may designate.

The Treasurer may sign, with the President or such other person as may be designated by the Board of Directors, all bills of exchange or promissory notes of the Corporation.
The Treasurer may sign, together with the President or the Vice President, all certificates of shares of the capital stock of the Corporation.
The Treasurer shall cause to be entered regularly in the books of the Corporation to be kept for that purpose, full and accurate account of monies received and paid by him on account of the Corporation, and whenever required by the Board of Directors he shall render a statement of his cash accounts.
The Treasurer shall at all times exhibit his books and accounts to any Director of the Corporation upon application, and he shall perform generally all the duties usually appertaining to the office of Treasurer of a corporation, subject to the control and direction of the Board of Directors.
Section 6. Powers and Duties of the Secretary. The Secretary shall keep the Minutes of all Stockholders and Directors Meetings. He shall keep the stock register and stock transfer book and shall be the custodian of the corporate seal and of all records, papers, files and books of the Corporation, expect the account books.
The Secretary shall affix the corporate seal to all documents to which it should be attached and attest the same when necessary by his signature.

The Secretary may sign, with the President or such other person as may be designated by the Board of Directors, all bills of exchange or promissory notes of the Corporation.
The Secretary may sign, together with the President or the Vice President, all certificates of shares of the capital stock of the Corporation.
The Secretary shall perform generally all the duties usually appertaining to the office of Secretary of a corporation, subject to the control and direction of the Board of Directors.
ARTICLE V
Capital Stock
Section 1. Certificate for Shares. The certificates for shares of the capital stock of the Corporation shall be in such form as shall be prepared or approved by the Board of Directors.
The certificates shall be signed by the President, or Vice President in his stead, and also by the Secretary or Treasurer, and no certificates shall be valid unless so signed.
Section 2. Transfer of Shares. Shares of the capital stock of the Corporation shall be transferred only on the books of the Corporation by the holder thereof in person or by his legal representative or duly authorized attorney upon the surrender and cancellation of certificates for a like number of shares, and the Corporation shall at all times have a lien upon all the stock and property of its Stockholders invested therein for all debts of whatsoever nature that may be due from them to the Corporation, whether payable presently or in the future.
Section 3. Transfer and Registration of Certificates. The Board of Directors shall have the power and authority to make all such rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificates of shares of the capital stock of the Corporation.
Section 4. Closing of Transfer Books. The stock transfer books shall be closed for the Meeting of Stockholders and for the payment of dividends during such periods as from time to time may be fixed by the Board of Directors.
ARTICLE VI
Order of Business
1.	Call meeting to order.

2.	Selection of Chairman and Secretary

3.	Proof of Notice of Meeting

4.	Roll call, including filing of proxies with Secretary.

5.	Appointment of tellers.

6.	Reading and disposal of previously approved minutes.

7.	Reports of officers and committees.

8.	If Annual Meeting, or meeting called for the purpose, election of directors.

9.	Unfinished business.

10.	Adjournment.

ARTICLE VII
General Provisions
Section 1. By-Law Amendments. These By-Laws may be added to, amended or repealed, in whole or in part, at any Annual Meeting of the Stockholders or Board of Directors of the Corporation or at any Special Meeting of the Stockholders or Board of Directors called for such purpose, provided, however, that the Board of Directors shall not add to, amend or repeal, in whole or in part, any By-Laws fixing their number, qualifications or term of office. These regulations may be adopted, amended or repealed by the affirmative vote of seventy-five percent (75%) of the shares of the Corporation entitled to vote thereon.
Section 2. Delegation of Duties. Whenever, by a majority vote, the Board of Directors shall declare an emergency exists, the Board may delegate the powers and duties of any officer to any other officer or to any other Director for the time being.

Section 3. Deferred Meetings. If the date of any Stockholders or Directors Meeting provided for in these By-Laws or by resolution of the Board of Directors shall fall upon a legal holiday, such Meeting shall be held on the next succeeding day not a legal holiday, at the same hour and place.
Section 4. Corporate Seal. The corporate seal of the Corporation shall be a circular device within which shall be the word “seal” surrounded by the words constituting the name of the Corporation and the words “Washington, D.C.”
Section 5. Disbursement of Corporate Funds. All checks or warrants for the disbursement of funds of the Corporation, or demands for money and notes of the Corporation, shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.
Section 6. Shareholders Agreement. Any number of Stockholders may enter into a written agreement providing, among other things, that in exercising any voting rights, the shares of stock held by them shall be voted as therein provided, or as they may agree, or as determined in accordance with a procedure agreed upon them.
Section 7. Fiscal Year. The fiscal year of the Corporation shall be that fiscal year as designated by the Board of Directors from time to time

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